Exhibit (d)(3)

STRICTLY CONFIDENTIAL

LIMITED GUARANTEE

This LIMITED GUARANTEE, dated as of May 12, 2025 (as may be amended, restated, supplemented or otherwise modified, this “Limited Guarantee”), by each of the parties listed on Exhibit A hereto (each, a “Guarantor” and collectively, the “Guarantors”), is made in favor of Landsea Homes Corporation (“Landsea”), a Delaware corporation (the “Guaranteed Party”).  Reference is hereby made to that certain Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified, the “Merger Agreement”), by and among the Guaranteed Party, Lido Holdco, Inc., a Delaware corporation (“Parent”), and Lido Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).  Except as otherwise specified herein, each capitalized term used in this Limited Guarantee and not defined herein shall have the meaning ascribed to such term in the Merger Agreement.

1.          Limited Guarantee.  As consideration for the Guaranteed Party entering into the Merger Agreement, each Guarantor hereby guarantees, severally and not jointly, to the Guaranteed Party, on the terms and subject to the conditions set forth herein, the due and punctual payment and performance of each of a portion of Parent’s obligation following the valid termination of the Merger Agreement to pay to the Guaranteed Party, as applicable (x) the Parent Termination Fee, if, when, and as due, pursuant to Section 8.3(c) of the Merger Agreement, (y) the reimbursement obligations, if, when, and as due pursuant to Section 6.14(g) of the Merger Agreement (the “Reimbursement Obligations”) and (z) the amounts, if, when, and as due, pursuant to Section 8.3(d) of the Merger Agreement (subject in all circumstances to a maximum aggregate amount of $500,000, the “Enforcement Expenses Obligation”) (the Parent Termination Fee, the Reimbursement Obligations or the Enforcement Expenses Obligation, as applicable, the “Guaranteed Obligation”), in each case, on the terms and subject to the conditions set forth in the Merger Agreement (and subject in all respects to the Maximum Liability Amount set forth therein) and this Limited Guarantee, in an amount equal to the percentage of the Maximum Aggregate Amount (as defined below) set forth opposite such Guarantor’s name on Exhibit A hereto with respect to the Parent Termination Fee (and, if applicable, the Reimbursement Obligations and the Enforcement Expenses Obligation) (such amount with respect to each Guarantor is such Guarantor’s “Maximum Guarantor Amount” and such percentage set forth opposite such Guarantor’s name on Exhibit A hereto with respect to the Parent Termination Fee (and, if applicable, the Reimbursement Obligations and the Enforcement Expenses Obligation) such Guarantor’s “Pro Rata Percentage”); provided, that the maximum aggregate liability of each Guarantor hereunder shall not exceed such Guarantor’s Maximum Guarantor Amount and the maximum aggregate liability of the Guarantors hereunder shall not exceed $28,203,490.71 (such amount referred to herein as the “Maximum Aggregate Amount”).  Notwithstanding anything herein to the contrary, the Guaranteed Party agrees and acknowledges, on behalf of itself and its Related Persons (as defined below), that (i) this Limited Guarantee may not be enforced without giving full and absolute effect to the provisions of this Limited Guarantee limiting the Guarantors’ liability to the Maximum Aggregate Amount and limiting each Guarantor’s liability to such Guarantor’s Maximum Guarantor Amount and (ii) the Guaranteed Party acknowledges and agrees that it will not, directly or indirectly, seek to enforce this Limited Guarantee in violation thereof.  The Guaranteed Party hereby, on behalf of itself and its Related Persons, agrees and acknowledges that (A) the Guarantors shall in no event be required to pay to any Person or Persons in the aggregate more than the Maximum Aggregate Amount (and that no Guarantor shall be required to pay to any Person or Persons in the aggregate more than such Guarantor’s Maximum Guarantor Amount) under, in respect of, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, any other Ancillary Document or any other document or instrument delivered in connection herewith or therewith, or the transactions contemplated hereby or thereby (or the termination or abandonment thereof) (it being understood that, subject to Section 9 of the Equity Commitment Letter, pursuant to which among other things, the Equity Commitment Letter shall terminate upon the payment by the Equity Investors (as defined in the Equity Commitment Letter) of their Guaranteed Obligations in accordance with the terms thereof, nothing in this clause (A) shall modify any of the obligations of the Equity Investors to fund the amounts expressly required to be funded under the Equity Commitment Letter pursuant to the terms and subject to the conditions thereof), and (B) no Guarantor shall have any liability or obligation to any Person under this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, any other Ancillary Document or any other document or instrument delivered in connection herewith or therewith, or the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, other than as expressly set forth herein and solely to the extent thereof.  In addition, the Guaranteed Party hereby, on behalf of itself and its Related Persons, agrees and acknowledges that (a) no Guarantor shall be required to pay (x) more than such Guarantor’s Pro Rata Percentage of the Maximum Aggregate Amount or (y) any amounts required to be paid by any other Guarantor hereunder and (b) no demand by the Guaranteed Party shall be made, directly or indirectly, on any Guarantor unless demand is also made on each other Guarantor in accordance with their respective Pro Rata Percentages of the Guaranteed Obligation in accordance with the terms and conditions set forth herein.  Notwithstanding anything to the contrary contained in this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, any other Ancillary Document or any other document or instrument delivered in connection herewith or therewith or otherwise, the Guaranteed Party hereby agrees, on behalf of itself and its Related Persons, that to the extent Parent and Merger Sub are relieved of all or any portion of their payment or performance obligations under the Merger Agreement, by satisfaction or waiver thereof or pursuant to any other agreement with the Guaranteed Party, the Guarantors shall be similarly relieved, to such extent, of their respective obligations under this Limited Guarantee. Notwithstanding anything to the contrary contained in this Limited Guarantee, in no event will anything in this Limited Guarantee limit any Guarantor’s obligations under the Equity Commitment Letter to the Company as a third party beneficiary, solely to the extent expressly provided under the Equity Commitment Letter and solely pursuant to the terms and subject to the conditions thereof.

2.          Terms of Limited Guarantee; Recovery Claim.

(a)          This Limited Guarantee is a primary and original obligation of the Guarantors and is a guarantee of payment and performance (subject to this Limited Guarantee’s terms and conditions and the terms and conditions of the Merger Agreement) and not of collection, and the obligations of the Guarantors hereunder shall transfer, automatically and without any further action by the Guarantors, Parent or Merger Sub, to any assignee of Parent’s and Merger Sub’s obligations under the Merger Agreement.  Subject in all respects to Section 1 of this Limited Guarantee, a separate Proceeding may be brought and prosecuted against the Guarantors to enforce this Limited Guarantee up to an amount equal to such Guarantor’s Maximum Guarantor Amount.  Notwithstanding anything herein to the contrary, the Guaranteed Party agrees and acknowledges, on behalf of itself and its Related Persons, that each Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by such Guarantor hereunder, any claim, set-off, deduction, defense or release that Parent, Merger Sub or the Guarantors could assert against the Guaranteed Party under the terms of, or with respect to, the Merger Agreement, or otherwise with respect to the Guaranteed Obligation.

(b)          The Guarantors agree and acknowledge that their respective obligations hereunder shall not be released or discharged in whole or in part, or otherwise affected by:

(i)          any change in the corporate existence, structure or ownership of Parent, Merger Sub or any Guarantor or any insolvency, bankruptcy, reorganization or other similar proceeding of Parent, Merger Sub or any Guarantor or any of their respective Related Persons or affecting any of their respective assets;

(ii)         any change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, the Guaranteed Obligation, any liability or obligation incurred directly or indirectly in respect thereof, or any amendment or waiver in accordance with the terms and conditions of the Merger Agreement or the documents entered into in connection therewith, in each case, made in accordance with the terms thereof;

(iii)       the existence of any claim, set-off or other right that the Guarantors may have at any time against Parent or any of its Related Persons, whether in connection with the Guaranteed Obligation or otherwise;

(iv)         the right by statute or otherwise to require the Guaranteed Party to institute suit against Parent or any of its Related Persons or to exhaust any rights and remedies which the Guaranteed Party has or may have against Parent or any of its Related Persons; or

(v)          the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or any Guarantor.

Notwithstanding the foregoing or anything to the contrary in this Limited Guarantee, the Guarantors shall be immediately fully released and discharged hereunder without the need for any further action by any Person if the Guaranteed Obligation is paid by Parent or any other Person; provided, that, in the event that any payment to the Guaranteed Party in respect of the Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been made.

(c)          The Guarantors hereby expressly waive any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party.  The Guarantors waive promptness, diligence, notice of acceptance of this Limited Guarantee and of the Guaranteed Obligation, presentment, demand for payment, notice of nonperformance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligation and all other notices of any kind (except for notices to be provided to Parent pursuant to the Merger Agreement), all defenses which may be available by virtue of any stay, moratorium law or other similar Law now or hereafter in effect, any right to require the marshaling of assets of Parent or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (in each case, other than (i) fraud, gross negligence, bad faith or willful breach by the Guaranteed Party or any of its Related Persons, (ii) defenses to the payment of the Guaranteed Obligation that are available to Parent or Merger Sub under the Merger Agreement or any other Ancillary Document, (iii) breach by the Guaranteed Party of this Limited Guarantee or (iv) payment of the Guaranteed Obligation).

(d)          The Guaranteed Party shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding.  The failure of the Guaranteed Party to so file any claim shall not affect the Guarantor’s obligations under this Limited Guarantee.

3.          Sole Remedy.

(a)          The Guaranteed Party acknowledges and agrees, on behalf of itself and its Related Persons, that:

(i)          the sole cash asset of Parent is cash in a de minimis amount, and that no additional funds are expected to be contributed to Parent unless and until the Closing occurs in accordance with the terms and conditions of the Merger Agreement, and that, without limiting the rights of the Guaranteed Party under this Limited Guarantee, and subject to all of the terms, conditions and limitations herein and therein, the Guaranteed Party shall not have any right to cause any assets to be contributed to Parent by the Guarantors, any of the Guarantor’s Related Persons (as defined below) or any other Person;

(ii)          notwithstanding anything that may be expressed or implied in this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, any other Ancillary Document or any other document or instrument delivered in connection herewith or therewith or the transactions contemplated hereby or thereby, the Guarantors shall not have any liability or obligation to any Person relating to, arising out of or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, any other Ancillary Document or any other document or instrument delivered in connection herewith or therewith or the transactions contemplated hereby or thereby (or the termination or abandonment thereof), other than as expressly set forth herein or therein, and that no Person other than the Guarantors shall have any liability or obligation hereunder; and

(iii)          notwithstanding that each Guarantor is a limited partnership, the Guaranteed Party has no and shall have no right of remedy, recourse or recovery (whether at law or equity or in tort, contract or otherwise) against the Guarantors or any Guarantor’s Related Persons (or any Related Person of such Persons), and no personal liability or obligation whatsoever shall attach to any Guarantor’s Related Persons (or any Related Person of such Persons) (including, without limitation, any liabilities or obligations arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, any other Ancillary Document or any other document or instrument delivered in connection herewith or therewith or the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, or in respect of any oral representations made or alleged to be made in connection therewith or herewith, including in the event Parent or Merger Sub breaches (whether willfully, intentionally, unintentionally or otherwise) its obligations under this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, any other Ancillary Document or any other document or instrument delivered in connection herewith or therewith or otherwise, whether or not any such breach is caused by the Guarantors breach (whether willfully, intentionally, unintentionally or otherwise) of their obligations under this Limited Guarantee), in each case, whether by or through any Guarantor, Parent, Merger Sub or any other Person, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, by or through a claim (whether at Law or equity or in tort, contract or otherwise) by or on behalf of Parent or Merger Sub against the Guarantors or any Related Person of any Guarantor (or any Related Person of such Persons), or otherwise, except for (and, in each case, solely to the extent of) its rights against the Guarantors expressly provided under this Limited Guarantee pursuant to the terms and subject to the conditions hereof, and in no event shall the Guaranteed Party or any of its Related Persons (or any Related Person of such Persons) seek any damages of any kind or any other recovery, judgment, or remedies of any kind (including any multiple, consequential, indirect, special, statutory, exemplary or punitive damages) in excess of the Maximum Aggregate Amount against the Guarantors or any Related Person of any Guarantor (or any Related Person of such Persons) pursuant to the terms and subject to the conditions hereof (or, with respect to each Guarantor, more than the lesser of (x) such Guarantor’s Maximum Guarantor Amount, if any and (y) such Guarantor’s Pro Rata Percentage of the Maximum Aggregate Amount).

(b)          The recourse against the Guarantors under this Limited Guarantee shall be the sole and exclusive remedy (whether at Law, in equity, in contract, in tort or otherwise) of the Guaranteed Party and all of its Related Persons against the Guarantors and any Guarantor’s Related Persons (and any Related Person of such Related Persons), and none of the Guarantors nor any Guarantor’s Related Persons (nor any Related Person of such Persons) will have any liability or obligation to any Person, in each case, in respect of any breaches, losses, damages, liabilities or obligations arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, any other Ancillary Document or any other document or instrument delivered in connection herewith or therewith or the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, including in respect of any oral representations made or alleged to be made in connection herewith or therewith.  The Guaranteed Party hereby unconditionally and irrevocably covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Related Persons (and any Related Person of such Persons) not to institute, directly or indirectly, any proceeding or bring any other claim (whether at Law, in equity, in contract, in tort or otherwise) arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, any other Ancillary Document or any other document or instrument delivered in connection herewith or therewith or the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, against any Guarantor or any Guarantor Related Person (or any Related Person of such Persons), except for claims of the Guaranteed Party against the Guarantors solely pursuant to the terms and subject to the conditions of this Limited Guarantee.  As used in this Limited Guarantee, the term “Related Person” shall mean, with respect to any Person, any former, current or future direct or indirect equity holder, controlling person, general or limited partner, officer, director, employee, investment professional, manager, stockholder, member, agent, affiliate, assignee, representative or financing source of any of the foregoing; provided, that the definition of “Related Person” shall exclude the undersigned in respect of its express obligations hereunder and Parent and Merger Sub in respect of their respective express obligations under the Merger Agreement.

(c)          The Guaranteed Party further unconditionally and irrevocably covenants and agrees that, notwithstanding anything contained herein or otherwise, the Guaranteed Party has no right to recover, and shall not recover, and the Guaranteed Party shall not institute, directly or indirectly, and shall cause its Related Persons (and any Related Person of such Persons) not to institute, directly or indirectly, any Proceeding or bring any other claim in the name of or on behalf of the Guaranteed Party to recover more than the Maximum Aggregate Amount in respect of any breaches, losses, damages, liabilities or obligations arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, any other Ancillary Document or the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, and the Guaranteed Party shall promptly return all monies paid to it or its Related Persons in excess of the Maximum Aggregate Amount or applicable Maximum Guarantor Amount to the applicable Guarantor or Guarantors.

(d)          Nothing set forth in this Limited Guarantee shall confer or give to any Person other than the Guaranteed Party any rights, remedies or recourse against any Person, including the Guarantors and their Related Persons (and any Related Person of such Persons), except as expressly set forth herein.  The Guaranteed Party acknowledges and agrees, on behalf of itself and its Related Persons, that each Guarantor is agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in this Section 3.  This Section 3 shall survive the termination of this Limited Guarantee.

4.          Representations and Warranties. Each Guarantor, severally and not jointly, and not jointly and severally, hereby represents and warrants with respect to itself that:

(a)          the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action by such Guarantor, and this Limited Guarantee has been duly executed and delivered by such Guarantor;

(b)          this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws relating to or affecting creditors’ rights generally, or by general principles of equity); and

(c)          such Guarantor has unfunded capital commitments in an amount not less than such Guarantor’s Maximum Guarantor Amount or has such other financial means at its disposal to enable such Guarantor to pay such Guarantor’s Maximum Guarantor Amount when due pursuant to the terms and subject to the conditions of this Limited Guarantee.

5.
Termination.  This Limited Guarantee shall terminate and be of no further force and effect and the Guarantors shall have no further liability or obligation under this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, any other Ancillary Document or any other document or instrument delivered in connection herewith or therewith or in respect of the transactions contemplated hereby or thereby (or the termination or abandonment thereof), as of the earliest to occur of: (i) the Closing; (ii) the payment of the Guaranteed Obligation; (iii) the valid termination of the Merger Agreement in accordance with its terms in any circumstances other than pursuant to which Parent would be required pursuant to the terms and subject to the conditions of the Merger Agreement to make any payment of any Guaranteed Obligation; (iv) the date that is ninety (90) days after the termination of the Merger Agreement if the Merger Agreement is terminated in any of the circumstances pursuant to which Parent would be required pursuant to the terms and subject to the conditions of the Merger Agreement to make a payment of the Guaranteed Obligation described in Section 1(a) if (A) by such date the Guaranteed Party shall have made a claim in writing with respect to such Guaranteed Obligation during such ninety (90)-day period and (B) the Guaranteed Party shall have commenced a Proceeding during such ninety (90)-day period in accordance with Section 15 against the Guarantors alleging that Parent is liable for such Guaranteed Obligation, in which case, this Limited Guarantee shall survive solely with respect to amounts claimed or alleged to be so owing; provided, that with respect to this clause (iv), the Guarantors shall not have any further liability or obligation under this Limited Guarantee from and after the earlier of (x) the entry of a final, non-appealable Order of a court of competent jurisdiction and (y) the execution and delivery of a written agreement between the Guarantors, on the one hand, and the Guaranteed Party, on the other hand, and, in either case, the payment by the Guarantors to the Guaranteed Party of all amounts payable by the Guarantors pursuant to such Order or agreement; and (v) the termination of this Limited Guarantee by mutual written agreement of the Guarantors and the Guaranteed Party.  Upon any termination of this Limited Guarantee, no Person shall have any rights or claims (whether at Law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub, the Guarantors or their respective Related Persons (and any Related Person of such Persons) under this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, any other Ancillary Document or any other document or instrument delivered in connection herewith or therewith or in connection with, the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at Law or equity, in contract, in tort or otherwise, and none of Parent, Merger Sub, the Guarantors or their respective Related Persons (or any Related Person of such Persons) shall have any further liability or obligation relating to or arising from this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, any other Ancillary Document or any other document or instrument delivered in connection herewith or therewith or the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at Law or equity, in contract, in tort or otherwise except that Section 3, this Section 5, Section 6, Section 7 and Section 9 through and including Section 16 will survive termination of this Limited Guarantee in accordance with their respective terms and conditions.  In the event that the Guaranteed Party, any Related Person of the Guaranteed Party or any other Person who could be a beneficiary of this Limited Guarantee, or any other Person who is acting on behalf of, or at the direction of, any of the foregoing, asserts, directly or indirectly, in any litigation or any other Proceeding (whether at Law, in equity, in contract, in tort or otherwise) (a) that the provisions of Section 1 hereof limiting the Guarantors’ aggregate liability to the Maximum Aggregate Amount (or, with respect to each Guarantor, the lesser of (x) such Guarantor’s Maximum Guarantor Amount, if any and (y) such Guarantor’s Pro Rata Percentage of the Maximum Aggregate Amount) or the provisions of Section 3 hereof or the provisions of this Section 5 are illegal, invalid or unenforceable, in whole or in part or (b) any theory of liability against any Guarantor or any of its Related Persons (or any Related Person of such Persons) with respect to the transactions contemplated by this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, any other Ancillary Document or any other document or instrument delivered in connection herewith or therewith, or any of the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise (including, in each case, in respect of any oral representations made or alleged to be made in connection herewith or therewith) other than, solely with respect to this clause (b), any claim by the Guaranteed Party against the Guarantors in respect of such Guarantor’s obligation to fund its portion of any Guaranteed Obligation up to its Maximum Guarantor Amount in accordance with, and solely to the extent permitted by, this Limited Guarantee, then (x) the obligations of the Guarantors under this Limited Guarantee shall immediately terminate without the need for any further action by any Person and shall thereupon be null and void ab initio and of no further force and effect, (y) if any Guarantor has previously made any payments under this Limited Guarantee, such Guarantor shall be entitled to recover such payments from the Guaranteed Party and (z) none of Parent, Merger Sub, the Guarantors nor any of their respective Related Persons (nor any Related Person of such Persons) shall have any liability or obligation to the Guaranteed Party or any of its Related Persons (or any Related Person of such Persons) with respect to the transactions contemplated by the Merger Agreement, the Equity Commitment Letter, this Limited Guarantee, any other Ancillary Document or any other document or instrument delivered in connection herewith or therewith or the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to be made in connection therewith), or the termination or abandonment thereof.

6.          Entire Agreement.  This Limited Guarantee, together with the Merger Agreement and Equity Commitment Letter, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede and cancel any and all prior or contemporaneous discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, express or implied, among Parent, Merger Sub and the Guarantors or any of their Related Persons (or any Related Person of such Persons), on the one hand, and the Guaranteed Party or any of its Related Persons (or any Related Person of such Persons), on the other hand, regarding the subject matter hereof.  Except as expressly provided in this Limited Guarantee, no representation or warranty has been made or relied upon by any of the parties to this Limited Guarantee with respect to this Limited Guarantee.

7.          Amendments and Waivers.  No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by each of the Guarantors and the Guaranteed Party or, in the case of a waiver, by the party or each of the parties against whom the waiver is to be effective (with any waiver of any Guarantor being applicable to all Guarantors).  No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No delay or omission on the part of any party in exercising any right, power or remedy under this Limited Guarantee will operate as a waiver thereof.

8.          Payments.  All payments to be made hereunder by each Guarantor shall be made in lawful money of the United States of America at the time of payment, and shall be made in immediately available funds.

9.          Counterparts; Notices.

(a)          Counterparts.  This Limited Guarantee agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts (and may be delivered by facsimile transmission or via email as a portable document format), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

(b)          Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (x) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (y) when sent by e-mail (with non-automated written confirmation of receipt) or (z) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or e-mail addresses (or to such other address or e-mail address as a party may have specified by notice given to the other party pursuant to this provision):

If to any Guarantor, to:

c/o Apollo Management X, L.P.
9 West 57th Street, 43rd Floor
New York, NY 10019
Attention:	Peter Sinensky, Partner
Email:	psinensky@apollo.com

with a copy (which shall not constitute actual or constructive notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn:	Brian Finnegan
Usman Arain
Email:	bfinnegan@paulweiss.com
uarain@paulweiss.com

If to the Guaranteed Party, to:

Landsea Homes Corporation
1717 McKinney Avenue, Suite 1000
Dallas, TX 75202
Attention:	John Ho
Email:	johnho@landseahomes.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
650 Town Center Drive, Suite 2000
Costa Mesa, CA 92626
Attention:	Charles K. Ruck
Michael A. Treska
Darren J. Guttenberg
Email:	charles.ruck@lw.com
michael.treska@lw.com
darren.guttenberg@lw.com

10.          No Assignment. This Limited Guarantee and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Limited Guarantee nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Guarantors or the Guaranteed Party to any other Person without the prior written consent of the Guaranteed Party (in the case of an assignment by any Guarantor) or all of the Guarantors (in the case of an assignment by the Guaranteed Party) and any purported assignment without such consent shall be null and void and of no force and effect, except that if a portion of any Guarantor’s commitment under the Equity Commitment Letter is assigned in accordance with the terms thereof, then a corresponding portion of the Guaranteed Obligation hereunder may be assigned to the same assignee; provided, that any such assignment will not relieve such Guarantor of its obligations under this Limited Guarantee.

11.          No Third Party Beneficiaries.  This Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, except that each Related Person of any Guarantor (and any Related Person of such Persons) shall be considered a third party beneficiary of the provisions of Section 3 and Section 5 hereof.

12.          Interpretation.  The headings and titles contained in this Limited Guarantee are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.  The parties have participated jointly in negotiating and drafting this Limited Guarantee.  If an ambiguity or a question of intent or interpretation arises, this Limited Guarantee shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Limited Guarantee.

13.          Confidentiality.  This Limited Guarantee is being provided to the Guaranteed Party solely in connection with the Merger Agreement and the transactions contemplated thereby.  The Guaranteed Party shall keep strictly confidential this Limited Guarantee and all information obtained by it with respect to the Guarantors in connection with this Limited Guarantee, and will use such information solely in connection with the transactions contemplated hereby.  This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of each of the Guarantors, if required by applicable Law or by any Order or by a recognized stock exchange, governmental department or agency or other supervisory or regulated body, or in connection with court or other Proceedings to enforce the terms and conditions of this Limited Guarantee.

14.          Severability.  Any term or provision of this Limited Guarantee that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving full and absolute effect to the limitation of the amount payable by the Guarantors hereunder to the Maximum Aggregate Amount and by each Guarantor to its Maximum Guarantor Amount and its Pro Rata Percentage limitations provided in Section 1 hereof and to the provisions of Section 3 hereof.

15.          Governing Law; Forum.

(a)          This Limited Guarantee and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Limited Guarantee or the negotiation, execution or performance hereof shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b)          To the fullest extent permitted by applicable Law, each of the parties irrevocably (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware, or solely in the case that the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court located in the State of Delaware, in the event any dispute arises out of this Limited Guarantee or any of the transactions contemplated by this Limited Guarantee, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion, as a defense, or other request for leave from any such court, and agrees not to plead or claim (or counterclaim) any objection to the laying of venue in any such court or that any Proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Limited Guarantee or any of the transactions contemplated by this Limited Guarantee in any court other than the Court of Chancery of the State of Delaware, or solely in the case that the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court located in the State of Delaware, (iv) agrees not to assert that it and its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (v) agrees that this Limited Guarantee, and the subject matter hereof, may be enforced in or by such courts and (vi) consents to service of process being made through the notice procedures set forth in Section 9(b); provided, that (A) nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law and (B) each such party’s consent to jurisdiction and service contained in this Section 15 is solely for the purpose referred to in this Section 15 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

16.          Waiver of Trial by Jury.  EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING ANY FINANCING SOURCE).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Limited Guarantee as of the date first set forth above.

GUARANTEED PARTY: LANDSEA HOMES CORPORATION
By:	/s/ John Ho
	Name: Title:	John Ho Chief Executive Officer

Signature Page to Limited Guarantee

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Limited Guarantee as of the date first set forth above.

GUARANTORS: AP X (QFP AIV I), L.P.
By:	Apollo Advisors X, L.P., its general partner
By:	Apollo Capital Management X, LLC, its general partner
By:	/s/ James Elworth
	Name: Title:	James Elworth Vice President

AOP Lux X (QFP AIV I), SCSp
By:	Apollo Overseas Partners (Lux) X GP, S.a r.l., its general partner
By:	/s/ Elena Dunbar
	Name: Title:	Elena Dunbar Manager
By:	/s/ James R. Crossen
	Name: Title:	James R. Crossen Manager

AOP X (AIV I FC), L.P.
By:	Apollo Advisors X, L.P., its general partner
By:	Apollo Capital Management X, LLC, its general partner
By:	/s/ James Elworth
	Name: Title:	James Elworth Vice President

Signature Page to Limited Guarantee

AOP X (AIV III FC), L.P.
By:	Apollo Advisors X, L.P., its general partner
By:	Apollo Capital Management X, LLC, its general partner
By:	/s/ James Elworth
	Name: Title:	James Elworth Vice President

Apollo Investment Fund X, L.P.
By:	Apollo Advisors X, L.P., its general partner
By:	Apollo Capital Management X, LLC, its general partner
By:	/s/ James Elworth
	Name: Title:	James Elworth Vice President

Apollo Overseas Partners (Delaware 892) X, L.P.
By:	Apollo Advisors X, L.P., its general partner
By:	Apollo Capital Management X, LLC, its general partner
By:	/s/ James Elworth
	Name: Title:	James Elworth Vice President

Signature Page to Limited Guarantee

AOP DE X (AIV I FC), L.P.
By:	Apollo Advisors X, L.P., its general partner
By:	Apollo Capital Management X, LLC, its general partner
By:	/s/ James Elworth
	Name: Title:	James Elworth Vice President

AOP X (AIV II FC), L.P.
By:	Apollo Advisors X, L.P., its general partner
By:	Apollo Capital Management X, LLC, its general partner
By:	/s/ James Elworth
	Name: Title:	James Elworth Vice President

AOP X (AIV IV FC), L.P.
By:	Apollo Advisors X, L.P., its general partner
By:	Apollo Capital Management X, LLC, its general partner
By:	/s/ James Elworth
	Name: Title:	James Elworth Vice President

Signature Page to Limited Guarantee

AOP Lux X (AIV III FC), SCSp
By:	Apollo Overseas Partners (Lux) X GP, S.a r.l., its general partner
By:	/s/ Elena Dunbar
	Name: Title:	Elena Dunbar Manager
By:	/s/ James R. Crossen
	Name: Title:	James R. Crossen Manager

AOP Lux X (AIV I FC), SCSp
By:	Apollo Overseas Partners (Lux) X GP, S.a r.l., its general partner
By:	/s/ Elena Dunbar
	Name: Title:	Elena Dunbar Manager
By:	/s/ James R. Crossen
	Name: Title:	James R. Crossen Manager

Signature Page to Limited Guarantee

Exhibit A

Guarantor	Maximum Guarantor Amount with Respect to the Parent Termination Fee (and, if applicable, the Reimbursement Obligations and the Enforcement Expenses Obligation)	Pro Rata Percentage
AP X (QFP AIV I), L.P.	$696,430.08	2.4693%
AOP Lux X (QFP AIV I), SCSp	$145,039.23	0.5143%
AOP X (AIV I FC), L.P.	$958,620.26	3.3989%
AOP X (AIV III FC), L.P.	$1,218,161.24	4.3192%
Apollo Investment Fund X, L.P.	$12,766,280.02	45.2649%
Apollo Overseas Partners (Delaware 892) X, L.P.	$7,681,426.00	27.2357%
AOP DE X (AIV I FC), L.P.	$570,841.13	2.0240%
AOP X (AIV II FC), L.P.	$1,196,214.26	4.2414%
AOP X (AIV IV FC), L.P.	$1,347,329.45	4.7772%
AOP Lux X (AIV III FC), SCSp.	$884,336.88	3.1356%
AOP Lux X (AIV I FC), SCSp.	$738,812.15	2.6196%
TOTAL	$28,203,490.71	100%